EXHIBIT 1 TO FORM 8-K/A

May 20, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

I have read Item 4 of Form 8-K/A dated May 20, 2004, of TBX Resources, Inc. and I am in agreement with the statements contained in paragraphs (1), (4) and (5) on page 1 therein. I have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ James A. Moyers, CPA
Dallas, Texas

END OF FILING